                                                                   EXHIBIT 10.38

*CERTAIN INFORMATION ON ALL PAGES HAVE BEEN OMITTED AND FILED
SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS
BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.



                               LICENSE AGREEMENT

     THIS LICENSE AGREEMENT (the "Agreement"), effective as of February 29, 2000 (the "Effective Date"), is by and between ASIVI, LLC, a Delaware limited liability company, with offices at 1172 Castro Street, Mountain View, California 94040 ("ASIVI"), and VIVUS, INC., a Delaware corporation with a principal place of business at 1172 Castro Street, Mountain View, California 94040 ("VI").

                                   BACKGROUND

     A. ASIVI owns certain Patent Rights (as defined below) relating to, inter alia, the design, development, manufacture and use of products containing prostaglandin E and/or other vasodilators for the treatment of female sexual dysfunction ("FSD"); and

     B. VI desires to obtain an exclusive license under the ASIVI Technology (as defined below) to develop and commercialize Products (as defined below) for the diagnosis, prophylaxis and treatment of FSD, and ASIVI desires to grant such a license to VI, on the terms and conditions herein.

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings set out herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ASIVI and VI agree as follows:

1. DEFINITIONS

          1.1 "Affiliate" shall mean any corporation or other entity which controls, is controlled by or is under common control with VI. For purposes of this definition only, "control" shall mean ownership or control, directly or indirectly, of more than fifty percent (50%) of the shares or other rights of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, to the election of the corresponding managing authority).

          1.2 "ASI" shall mean AndroSolutions, Inc., a Tennessee corporation located at 200 Fort Sanders West Blvd., Suite 309, Knoxville, TN 37922.

          1.3 "ASI Product Formulation" shall mean a Product formulation listed on Exhibit 1.3. The optimum proportions of the excipients in the ASI Product Formulation may be altered as Product development progresses and will not result in reclassification of the Product formulation.

          1.4 "Commercially Reasonable Efforts" shall, with respect to a Product, mean efforts and resources equivalent to those normally employed by entities in the biopharmaceutical marketplace, substantially comparable to VI, to develop, manufacture, market or sell a product of similar market potential at a similar stage in its product life, taking into account for example the establishment of the Product in the marketplace, the competitiveness of alternative products, the proprietary position of the Product, the likelihood of regulatory approval, including consideration of safety and efficacy, for the Product given the regulatory authority and structure involved, the profitability of the Product and VI's available resources. Commercially Reasonable Efforts shall be determined on a market-by-market basis for each Product.

     1.5. "Confidential Information" shall have the meaning specified in that certain Confidentiality and Non-Disclosure Agreement, dated December 16, 1999, by and between ASI, VI and ASIVI.

     1.6. "Control" or "Controlled" shall mean possession of the ability to grant a license or sublicense as provided for herein, without violating the terms of any agreement or other arrangement with any third party.

     1.7. "FDA" shall mean the U.S. Food and Drug Administration, or any successor agency.

     1.8. "FSD IP" shall mean the patent rights, including issued patents and/or pending patent applications, relating to, inter alia, the design, development, manufacture, and use of products containing prostaglandin E and/or other vasodilators for the treatment of FSD that will be assigned to ASIVI pursuant to (a) the Assignment Agreement executed by ASI, and (b) the Assignment Agreement executed by VI, each dated the date hereof.

     1.9. "First Commercial Sale" shall mean, with respect to each Product in each country, the first bona fide commercial sale of such Product in such country by or under authority of VI.

     1.10. "ASIVI Technology" shall mean the Know How and Patent Rights, in each case that are Controlled by ASIVI during the term of this Agreement.

          1.10.1 "Know How" shall mean the Confidential Information owned or Controlled by ASIVI as of the Effective Date and made available to VI by ASIVI necessary for the exercise of the Patent Rights, including technical data, protocols and methods. For the avoidance of doubt, the Know How does not include any Patent Rights.

          1.10.2 "Patent Rights" shall mean all United States and foreign patents (including all reissues, extensions, substitutions, re-examinations, supplementary protection certificates and the like, and patents of addition) and patent applications (including, without limitation, all continuations, continuations-in-part and divisions thereof) owned or Controlled by ASIVI, in each case, which claim an invention that is necessary to develop, produce, make, have made, import, have imported, export, have exported, use, offer for sale and sell Products, in each case that are Controlled by ASIVI during the term of this Agreement.

     1.11. "Marketing Approval" shall mean, with respect to each country for a particular Product, approval of the MAA filed in such country by the FDA, or the health regulatory authority in such country that is the counterpart of the FDA.

     1.12. "Marketing Approval Application" or "MAA" shall mean a New Drug Application ("NDA"), Premarket Approval ("PMA") application, Premarket Notification (510(k)) application, Product Licensure Approval (PLA) application, Biologics Licensure Approval (BLA) application, or other similar regulatory filings as required under the United States Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder, or a comparable filing for Marketing Approval in a country for the manufacture, use or sale of a Product in that country.

     1.13. "Net Sales" shall mean the amount invoiced by VI or its Affiliates or its Sublicensees (for purposes of this definition, as applicable, the "Selling Party") for the sale of Products to bona fide independent third parties throughout the world, less (i) ordinary and customary trade discounts actually allowed by the Selling Party to the third party purchaser; (ii) credits, rebates and returns allowed and credited to the third party purchaser (including, but not limited to, wholesaler and retailer returns); (iii) freight, handling and duties paid on shipments by the Selling Party to the third party purchaser and separately identified on the invoice; and
(iv) sales taxes, excise taxes, consumption taxes, customs duties and other compulsory payments to governmental authorities actually paid with respect to the sale by the Selling Party to the third party purchaser. For the avoidance of doubt, Net Sales shall not include sales by a Selling Party to its Affiliates or Sublicensees for resale; provided, however, that if the Selling Party sells a Product to an Affiliate or Sublicensee for resale, Net Sales shall include the amounts invoiced by such Affiliate or Sublicensee to third parties on the resale of such Product.

Net Sales, as defined herein, also includes any and all non-cash consideration received by VI, and VI's Affiliates and Sublicensees, from sublicensing, marketing, promotion, use, distribution, sale or other disposal of the Products, excluding the distribution of Products for use in research and/or development, in clinical trials or as promotional samples. All non-cash consideration will be valued at the fair market value thereof established by agreement of the parties or, failing that, by a qualified independent accountant approved by ASIVI and
VI. ASIVI will bear the cost of such accountant.

In the case of discounts on "bundles" of products or services which include Products, Net Sales will be calculated by discounting the bona fide list price of such Product by the average percentage discount of all products of VI and/or its Sublicensees in a particular "bundle," calculated as follows:

Average percentage discount on a particular bundle = (1 - A/B) x 100 where A equals the total discounted price of a particular "bundle" of products, and B equals the sum of the undiscounted bona fide list prices of each unit of every product in such "bundle." VI shall provide ASIVI documentation, reasonably acceptable to ASIVI, establishing such average discount with respect to each "bundle." If VI cannot so establish the average discount of a "bundle," Net Sales shall be based on the undiscounted list price of the Products in the "bundle." If a Product in a "bundle" is not sold separately and no bona fide list price exists for such Product, the parties shall negotiate in good faith an imputed list price for such Product, and Net Sales with respect thereto shall be based on such imputed list price.

     1.14. "Phase II" and "Phase III" shall mean Phase II, and Phase III clinical trials, respectively, in each case as prescribed by the U.S. Food and Drug Administration or a corresponding foreign entity.

     1.15. "Product" shall mean any product containing prostaglandin E and/or other vasodilators for the treatment of FSD covered by the FSD IP.

          1.15.1 "Initial Product" shall mean the Product which is selected for Phase III clinical trials as defined in Section 3.2.3.

     1.16. "Sublicensee" shall mean a third party to whom VI has granted a license or sublicense pursuant to Section 2.2 hereof.

          1.17. "Valid Claim" means (i) a claim of an issued and unexpired patent included within the Patent Rights which has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise, or (ii) a claim of a pending patent application within the Patent Rights.

          1.18. "VI Product Formulation" shall mean a Product formulation listed on Exhibit 1.18. The optimum proportions of the excipients in the VI Product Formulation may be altered as Product development progresses and will not result in reclassification of the Product formulation.

2. LICENSE

          2.1. Grant of Rights to VI. Subject to the terms and conditions of this Agreement, ASIVI hereby grants to VI and VI's Affiliates an exclusive [subject to the rights granted under Section 11.6 of that certain LLC Agreement of ASIVI dated February 29, 2000], worldwide right and license under the ASIVI Technology to make, have made, import, have imported, export, have exported, use, sell, have sold, offer for sale Products, practice any method, process or procedure and otherwise exploit the ASIVI Technology.

          2.2. Sublicenses. The license granted under Section 2.1 above shall include the right to grant and authorize sublicenses under the ASIVI Technology to make, have made, import, have imported, export, have exported, use, sell, have sold, offer for sale Products, practice any method, process or procedure and otherwise exploit the ASIVI Technology. VI shall use all commercially reasonable efforts to cause each of its Sublicensees, if any, to purchase either (i) its requirements for Products from VI, or (ii) [*]

3. RESEARCH AND DEVELOPMENT

          3.1. Regulatory Matters. VI shall use Commercially Reasonable Efforts to develop and commercialize Products, including (i) the preparation and filing of all MAAs, and (ii) carrying out and completing all associated activities, including design and management of clinical trials, in each case up to and including Marketing Approval, and shall thereafter maintain such approval. VI shall be the record holder of such Marketing Approval. VI shall also obtain any export approvals required by the FDA to export Products to other countries. ASIVI shall provide VI with a copy of any data that are within ASIVI's possession and Control and are necessary to file an MAA in a particular country.

          3.2. Initial Product Development. The formulation of the Initial Product under this Agreement shall be determined as follows:

               [*]

               3.2.2. Phase II Clinical Trials. VI shall conduct Phase II clinical trials based on the results of the analysis set forth in
          Section 3.2.1 above, wherein both an ASI Product Formulation and a VI Product Formulation shall be tested. Such Phase II clinical trials may be conducted with only one (1) candidate Product formulation upon agreement between VI and ASI.

               3.2.3. Phase III Clinical Trials. Based on the final results of the Phase II studies set forth in Section 3.2.2 above, VI and ASI will select the Initial Product formulation, if any, for Phase III studies. To the extent that the parties disagree with respect to the Product formulation to be selected for the Phase III clinical trial, such dispute will be settled according to Article 9.

4.   PAYMENTS

          4.1. Milestone Payments. VI agrees to make the following payments to ASIVI, in connection with the Initial Product only, upon the occurrence of each milestone specified below:


               MILESTONES                                        PAYMENT
-------------------------------------------------------------------------------
[*]                                                              [ * ]
-------------------------------------------------------------------------------
[*]                                                              [ * ]
-------------------------------------------------------------------------------
[*]                                                              [ * ]
-------------------------------------------------------------------------------

          4.1.1. Milestones for Other Products. ASIVI and VI shall negotiate in good faith with ASI additional milestone payments, if any, for any Products other than the Initial Product subjected to the Phase III clinical trial set forth in Section 3.2.3.

          4.1.2. Payment. The payments set forth in this Section 4.1 shall each be due and payable within thirty (30) days after the occurrence of the milestone event. VI shall promptly notify ASIVI and ASI of the achievement of any milestone.

4.2. Royalties.

               4.2.1. Royalty on Net Sales by VI or its Affiliates. In partial consideration for the rights granted in Section 2.1, VI shall pay to ASIVI a royalty on annual Net Sales of Products sold by VI and its Affiliates, as follows:


Annual VI Worldwide Net Sales                     Royalty Rate
-----------------------------                     ------------
[*]                                               [ * ]
[*]                                               [ * ]

          [*]                                                    [*]
          [*]                                                    [*]

              4.2.2. Royalty on Net Sales for Products Sold by Sublicensees. In partial consideration for the rights granted in Section 2.1, VI shall pay to ASIVI a royalty on annual Net Sales of Products sold by Sublicensees, as follows:

        Annual Sublicensee Worldwide Net Sales            Royalty Rate
        --------------------------------------            ------------
        [*]                                                    [*]
        [*]                                                    [*]
        [*]                                                    [*]
        [*]                                                    [*]
        [*]                                                    [*]

              4.2.3. Third Party Royalties. If VI, or any Affiliate or Sublicensee of VI becomes obligated to pay to third parties royalties or other amounts with respect to any Product through litigation or under agreements for patent rights or other technologies which VI, or such Affiliates or Sublicensee determines are desirable to license or acquire with respect to such Product, VI shall be responsible for making such payments. VI shall not deduct such payments from any payments to ASIVI, and such payments shall not be deducted from gross invoiced amounts for Products in calculating Net Sales.

              4.2.4. One Royalty. No more than one royalty payment shall be due with respect to a sale of a particular Product.

              4.2.5. Royalty Term. The royalties due under this Section 4.2 shall be payable until the expiration of the last to expire Valid Claim.

5. PAYMENTS; REPORTS; AND RECORDS.

   5.1. Payments.

              5.1.1. Timing of Payments. After the First Commercial Sale of a Product on which royalties are payable hereunder, VI shall make quarterly written reports to ASIVI within sixty (60) days after the end of each calendar quarter, stating in such report, separately for VI and each Affiliate and Sublicensee, the number, description and aggregate Net Sales, by country, of each Product sold during the calendar quarter upon which a royalty is payable. Such reports shall be Confidential Information of VI subject to the provisions of the Confidentiality and Non-Disclosure Agreement, dated December 16, 1999 by and between ASI, VI and ASIVI. Concurrently with the making of such reports, VI shall pay to ASIVI royalties due at the rates specified hereunder. Notwithstanding the foregoing, if VI receives provisional payments from Affiliates or Sublicensees relating to actual or anticipated sales of Products, VI must provide a quarterly written report containing the information specified above as it relates to such provisional payments, together with payment of royalties, at the rates specified in Section 4.2.2, on the amounts of such provisional payments (without setoff or deduction of any kind), within sixty (60) days after the end of each calendar quarter in which VI receives such provisional payments. Any necessary adjustments to be made to amounts paid as royalties on provisional payments (in order to effect payment of all royalties due on Net Sales) shall be made to the first payment due to ASI (for royalties not based on provisional payments) following the calendar quarter in which the applicable Products are sold.

               5.1.2. Payment Method. All payments due under this Agreement shall be made by bank wire transfer in immediately available funds to a bank account designated by ASIVI. All payments due to ASIVI hereunder shall be paid in United States dollars.

               5.1.3. Currency Conversion. If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the buying exchange rate for conversion of the foreign currency into U.S. Dollars, quoted for current transactions reported in The Wall Street Journal (U.S., Western Edition) for the last business day of the calendar quarter to which such payment pertains.

               5.1.4. Taxes. All payments required to be paid to ASIVI pursuant to this Agreement shall be paid with deduction for withholding for or on account of any applicable sales, use, value-added, or other federal, state or local taxes or import duties or tariffs, or similar governmental charges imposed by a jurisdiction other than the United States ("Withholding Taxes"). VI shall provide ASIVI a certificate evidencing payment of any Withholding Taxes hereunder, and shall provide any further assistance reasonably requested by ASIVI to enable ASIVI to obtain the benefit of any deduction.

          5.2. Reports: Inspection. VI shall maintain accurate books and records that enable the calculation of royalties payable hereunder to be verified. VI shall retain the books and records for each calendar year period for three (3) years after the submission of the corresponding report under
     Section 5.1.1 hereof. Upon thirty (30) days prior notice to VI, independent accountants selected by ASIVI, reasonably acceptable to VI, after entering into a confidentiality agreement with VI, may have access to VI's books and records during VI's normal business hours to conduct a review or audit once per calendar year, for the sole purpose of verifying the accuracy of VI's payments and compliance with this Agreement. Any such inspection or audit shall be at ASIVI's expense; however, if an inspection reveals underpayment of five percent (5%) or more in any audit period, VI shall pay the costs of the inspection. VI shall promptly pay to ASIVI any underpayment identified in such an audit.

6. CONFIDENTIALITY

          6.1. Confidential Information. The parties confidentiality and non-disclosure obligations relating to their respective Confidential Information are set forth in that certain Confidentiality and Non-Disclosure Agreement, dated December 16, 1999, by and between ASI, VI and ASIVI.

          6.2. Confidential Terms. Each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party; provided, disclosures may be made as required by securities or other applicable laws, or to a party's accountants, attorneys and other professional advisors, or by VI, ASIVI, and ASI to actual or prospective investors or corporate partners.

7. REPRESENTATIONS, WARRANTIES AND COVENANTS

         7.1. ASIVI. ASIVI represents, warrants and covenants to VI that: (i) it is a limited liability company duly organized validly existing and in good standing under the laws of the State of Delaware; (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary company action on the part of ASIVI; (iii) it is the sole, equal, and exclusive owner of all right, title and interest in the Patent Rights; (iv) it has the right to grant the rights and licenses granted herein, and the Patent Rights are free and clear of any lien, encumbrance or security interest; (v) it has not previously granted, and will not grant during the term of this Agreement, any right, license or interest in and to the Patent Rights, or any portion thereof, inconsistent with the license granted to VI herein; and (vi) there are no threatened or pending actions, lawsuits, claims or arbitration proceedings in any way relating to the Patent Rights.

         7.2. VI. VI represents, warrants and covenants to ASIVI that: (i) it is a corporation duly organized validly existing and in good standing under the laws of the State of Delaware; (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of VI; and (iii) it will use Commercially Reasonable Efforts to sell Products and to cause its Affiliates and Sublicensees to sell Products.

8. INTELLECTUAL PROPERTY

         8.1. Prosecution and Maintenance of Patent Rights. Following completion of the Priority IP Analysis provided in that certain Memorandum of Understanding dated October 14, 1999, ASIVI will form an Intellectual Property Advisory Committee ("IPAC") comprised of one representative each from ASI and VI. Each representative from ASI and VI may appoint up to two
      (2) additional IPAC members. It is understood that ASI and VI will each bear the costs, if any, of participating on this committee. The IPAC will meet at least on a quarterly basis and on an ad hoc basis as necessary to review and provide guidance with respect to the preparation, filing, prosecution and maintenance of any patent applications within the Patent Rights. VI will submit to the IPAC periodic reports at intervals no less frequently than quarterly, setting forth the status of all activities relating to the preparation, filing, prosecution and maintenance of any patent applications within the Patent Rights. VI shall have the right to control, at its own expense, the preparation, filing, prosecution and maintenance of any patent applications within the Patent Rights, subject to the following conditions with respect to each patent application within the Patent Rights: (1) VI, its attorneys and/or representatives involved in the prosecution of such application will promptly advise ASI of all due dates for any actions to be taken and will forward copies of all papers received from the U.S. Patent and Trademark Office ("USPTO") or foreign patent office within ten (10) days of receipt of such papers; (2) as soon as reasonably possible, but in no event more than thirty (30) days prior to the date for filing of any papers with the USPTO or foreign patent office, VI, its attorneys, and/or representatives involved in the prosecution of such application will forward to ASI drafts of such papers for review; (3) as soon as reasonably possible, but in no event more than fifteen (15) days of receipt of drafts of such papers, ASI, its attorneys and/or representatives will provide written comments and/or revised drafts of such papers to VI, its attorneys and/or representatives which VI, its attorneys and/or representatives agree to consider in good faith; (4) VI, its attorneys and/or representatives agree to prepare, file, prosecute, and maintain the Patent Rights in good faith with due consideration to all written comments and/or revised drafts of such papers provided by ASI, its attorneys and/or representatives, and to use all commercially reasonable efforts to obtain and maintain protection for the Product. In the event that VI, its attorneys and/or representatives and ASI, its attorneys and/or representatives participating in the IPAC cannot reach agreement regarding the filing of any paper with the USPTO and/or foreign patent office, the issue(s) upon which there is disagreement will be submitted to the Chief Executive Officer of VI and ASI to be resolved in good faith.

     8.2. Enforcement. If either party hereto becomes aware that any Patent Rights are being or have been infringed by any third party, such party shall promptly notify the other party hereto in writing describing the facts relating thereto in reasonable detail. VI shall have the initial right, but not the obligation, to institute, prosecute and control any action, suit or proceeding with respect to such infringement, including any declaratory judgment action (each an "Action"), at its expense; using counsel of its choice. VI shall not be entitled to offset any amount expended in connection with such Action against royalties, if any, due under Section 3. In any such event, ASIVI shall cooperate reasonably with VI in connection with any such Action, at VI's expense; including without limitation, by joining such Action as a party if requested by
VI. In the event VI fails to initiate or defend any Action involving the Patent Rights within three (3) months of receiving notice of any infringement, ASIVI shall have the right, but not the obligation, to initiate and control such an Action, at its expense; provided, any amounts recovered by ASIVI in such Action shall be used first to reimburse ASIVI and VI for the expenses incurred in connection with such Action and any remainder shall be treated as Net Sales of Products pursuant to Section 4.

     8.3. Infringement Claims. If the practice by VI of the license granted herein results in any allegation or claim of infringement of an intellectual property right of a third party against VI, VI shall have the exclusive right to defend any such claim, suit or proceeding, at its own expense, by counsel of its own choice and shall have the sole right and authority to settle any such suit without prejudice to ASIVI; provided, however, ASIVI shall cooperate reasonably with VI, at VI's reasonable request and expense, in connection with the defense of such claim. Notwithstanding the foregoing, ASIVI may participate in the investigation and defense thereof, and any negotiations related thereto, directly or through separate counsel chosen and paid for by ASIVI.

9. DISPUTE RESOLUTION

     If the parties are unable to resolve any dispute, controversy or claim between them arising out of or relating to the validity, construction, enforceability or performance of this Agreement, including disputes relating to alleged breach or to termination of this Agreement (each, a "Dispute"), the Dispute shall be settled by binding arbitration conducted in Chicago, Illinois, or such other location mutually agreed to by the parties, pursuant to the Commercial Arbitration Rules of the American Arbitration Association then in effect by one (1) arbitrator appointed in accordance with such rules. The decision and/or award rendered by the arbitrator shall be written (specifically stating the arbitrator's findings of facts as well as the reasons upon which the arbitrator's decision is based), final and nonappealable (except for an alleged act of corruption or fraud on the part of the arbitrator) and may be entered in any court of competent jurisdiction. The parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrator shall have no authority to award punitive or exemplary damages against any party. The arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time that the parties must expend for discovery; provided the arbitrator shall permit such discovery as he or she deems necessary to permit an equitable resolution of the dispute. Evidence need not be obtained in the presence of the arbitrator. At the arbitration hearing, each party may make written and oral presentations to the arbitrator, present testimony and written evidence, and examine witnesses. The costs of any arbitration, including administrative fees and fees of the arbitrator, shall be shared equally by the parties. Each party shall bear the cost of its own attorneys' fees and expert fees. The parties and the arbitrator shall use their best efforts to complete any such arbitration within one (1) year after the appointment of the arbitrator, unless a party can demonstrate to the arbitrator that the complexity of the issues or other reasons warrant the extension of the timetable. In such case, the arbitrator may extend such timetable as reasonably required. The arbitrator shall, in rendering his or her decision, apply the substantive law of the State of Delaware, without regard to its conflict of laws provisions, except that the interpretation of and enforcement of this Article 9 shall be governed by the U.S. Federal Arbitration Act. Notwithstanding the foregoing, either party may seek from any court of competent jurisdiction any interim or provisional relief including injunctive and other equitable relief as appropriate. If a party seeks injunctive or other equitable relief in the event of a breach or threatened breach of this Agreement by the other party, such other party agrees that it shall not allege in any such proceeding that the party seeking such relief has an adequate remedy at law. If a party seeks any equitable remedies (including injunctive relief), it shall not be precluded or prevented from seeking remedies at law, nor shall it be deemed to have made an election of remedies.

10. INDEMNIFICATION

          10.1. Indemnification of ASIVI. VI shall indemnify, defend and hold harmless ASIVI and its directors, officers and employees (each an "ASIVI Indemnitee") from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys' and professional fees and other expenses of litigation and/or arbitration) (a "Liability") resulting from a claim, suit or proceeding (any of the foregoing, a "Claim") brought by a third party against an ASIVI Indemnitee, arising from or occurring as a result of activities performed by VI, its Affiliates, or its Sublicensees in connection with the development, manufacture or sale of any Product, except to the extent caused by the negligence or willful misconduct of ASIVI.

          10.2. Indemnification of VI. ASIVI shall indemnify, defend and hold harmless VI, its Affiliates, Sublicensees and their directors, officers and employees (each a "VI Indemnitee") from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys' and professional fees and other expenses of litigation and/or arbitration) (a "Liability") resulting from a claim, suit or proceeding (any of the foregoing, a "Claim") brought by a third party against a VI Indemnitee, arising from or occurring as a result of (a) a material breach by ASIVI of its obligations under this Agreement, or (b) the negligence or willful misconduct of ASIVI, except, in each case, to the extent caused by the negligence or willful misconduct of VI, its Affiliates or Sublicensees.

          10.3. Indemnification Procedures. In the event that an Indemnitee intends to claim indemnification under this Article 10, it shall promptly notify the other party (the "Indemnitor") in writing of such alleged Liability. The Indemnitor shall have the sole right to control the defense and/or settlement thereof, provided that the indemnified party may participate in any such proceeding with counsel of its choice at its own expense. The indemnity agreement in this Article 10 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this
       Article 10 but the omission so to deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may have to any Indemnitee other than under this Article 10. The Indemnitee under this Article 10, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives and provide full information in the investigation of any Claim covered by this indemnification. Neither party shall be liable for any costs or expenses incurred by the other party without its prior written authorization.

11. TERM AND TERMINATION

          11.1. Term. The term of this Agreement shall commence on the Effective Date, and unless earlier terminated as provided in this Article 11, shall continue in full force and effect until the expiration of the last to expire Valid Claim.

          11.2. Termination for Cause. Either party will have the right to terminate this Agreement upon sixty (60) days notice of a material breach by the other party, provided that the party accused of breach may avoid such termination if before the end of such sixty (60) day period said party cures such breach or default. However, if the party accused of breach disputes an asserted breach in writing within such sixty (60) day period, the non-breaching party shall not have the right to terminate this Agreement unless and until it has been determined in an arbitration proceeding under Article 9 above that this Agreement was materially breached, and the party accused of breach fails to cure such breach within sixty (60) days after such determination.

          11.3. Termination for Insolvency. Either party may terminate this Agreement if the other becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if that petition or proceeding is not dismissed with prejudice within sixty
     (60) days after filing.

          11.4. Effect of Termination.

                11.4.1. Accrued Rights and Obligations. Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

                11.4.2. Return of Confidential Information. The parties' obligations with respect to the return of Confidential Information is as set forth in that certain Confidentiality and Non-Disclosure Agreement, dated December 16, 1999, by and between ASI, VI and ASIVI.

                11.4.3. Stock on Hand. In the event this Agreement is terminated for any reason, VI and its Affiliates and Sublicensee(s) shall have the right to sell or otherwise dispose of the stock of any Product then on hand, subject to Articles 4 and 5.

                11.4.4. Sublicense. In the event of any termination of this Agreement, any sublicense by VI shall remain in force and effect.

     11.5. Survival. Sections 8.1, 11.4 and 11.5 and Articles 4, 5, 6, 9 and 12 of this Agreement shall survive termination of this Agreement for any reason.

12. MISCELLANEOUS

     12.1. Governing Law. This Agreement, and any proceeding subject to Article 9, shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflicts of laws provisions.

     12.2. Independent Contractors. The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or joint ventures of the other for any purpose as a result of this Agreement or the transactions contemplated thereby. Neither party shall have the power to obligate or bind the other party in any manner whatsoever.

     12.3. Assignment. The parties agree that their rights and obligations under this Agreement shall not be delegated, transferred or assigned to a third party without the prior written consent of the other party hereto; provided that either party may assign all of its rights and obligations under this Agreement, without the other party's consent (a) to its Affiliates, and (b) to an entity that acquires all or substantially all of the business or assets of the assigning party to which this Agreement pertains, whether by merger, reorganization, acquisition, sale or otherwise; which Affiliate or acquiring entity (y) agrees in a writing provided to the non-assigning party prior to any assignment, to assume all of the obligations of the assigning party hereunder, and (z) has provided to the non-assigning party evidence reasonably satisfactory to the non-assigning party of its ability to perform all such obligations in a timely manner. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

     12.4. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be sent by hand delivery, by prepaid registered or certified mail, return receipt requested, or by facsimile transmission, addressed to the other party at the address shown below or at such other address for which such party gives notice hereunder. Such notice shall be deemed to have been given upon delivery, if sent by hand delivery, three (3) days after deposit in the mail, or upon transmission by facsimile.

To ASIVI:           ASIVI, LLC
                    1172 Castro Street
                    Mountain View, California 94040
                    Attention: Leland F. Wilson, President, CEO
                    Facsimile: (650) 934-5356

With a copy to:     AndroSolutions, Inc.
                    200 Fort Sanders West Blvd., Suite 309
                    Knoxville, TN 37922
                    Attention: Gary W. Neal, M.D., President
                    Facsimile: (423) 531-6550

And with a copy to:      Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                         One Fountain Square
                         11911 Freedom Drive
                         Reston, VA 20190
                         Attention: Martin M. Zoltick, Esq.
                         Facsimile: (703) 464-4895

To VIVUS:                VIVUS, Inc.
                         1172  Castro Street
                         Mountain View, CA 94040
                         Attention: Leland F. Wilson, President, CEO
                         Facsimile: (650) 934-5356

With a copy to:          Wilson Sonsini Goodrich & Rosati, PC
                         650 Page Mill Road
                         Palo Alto, CA 94304
                         Attention: Mark Casper, Esq.
                         Facsimile: (650) 496-4082

     12.5. Force Majeure. Neither party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance if such failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party and such party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.

     12.6. Advice of Counsel. VI and ASIVI have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one party or another and will be construed accordingly.

     12.7. Compliance with Laws. Each party shall furnish to the other party any information requested or required by that party during the term of this Agreement or any extensions hereof to enable that party to comply with the requirements of any U.S. or foreign, state and/or government agency.

     12.8. LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, OR FOR ANY LOST PROFITS, BUSINESS OR REVENUE, LOSS OF USE OR GOODWILL, OR OTHER LOST ECONOMIC ADVANTAGE, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE BREACH HEREOF, WHETHER SUCH CLAIMS ARE BASED ON BREACH OF CONTRACT, STRICT LIABILITY, TORT, ANY FEDERAL OR STATE STATUTORY CLAIM, OR ANY OTHER LEGAL THEORY AND EVEN IF THE OTHER PARTY KNEW, SHOULD HAVE KNOWN, OR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATION SPECIFIED IN THIS SECTION 12.9 SHALL SURVIVE AND APPLY EVEN IF ANY LIMITED

     REMEDY SPECIFIED IN THIS AGREEMENT IS DETERMINED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

          12.9. Further Assurances. At any time from time to time on and after the date of this Agreement, ASIVI shall at the request of VI: (i) deliver to VI such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments, and (iii) take or cause to be taken all such actions; as VI may reasonably deem necessary or desirable in order for VI to obtain the full benefits of this Agreement and the transactions contemplated hereby.

          12.10. Severability; Waiver. If any provision(s) of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. The parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the parties in entering this Agreement. The failure of a party to enforce any provision of the Agreement shall not be construed to be a waiver of the right of such party to thereafter enforce that provision or any other provision or right.

          12.11. Entire Agreement; Modification. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior discussions, agreements and writings in relating thereto. This Agreement may not be altered, amended or modified in any way except by a writing signed by both parties.

          12.12. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

     IN WITNESS WHEREOF, ASIVI and VI have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

     ASIVI, LLC                           VIVUS, INC.


     By: /s/ Gary W. Neal                 By: /s/ Leland F. Wilson
         -----------------------------        -----------------------------
         AndroSolutions, Inc.                 Leland F. Wilson
         Managing Member                      President/Chief Executive Officer
         Gary W. Neal, M.D., President


     By:  /s/ Leland F. Wilson
         -----------------------------
         VIVUS, Inc.
         Managing Member
         Leland F. Wilson
         President/Chief Executive Officer

                                                                    EXHIBIT 1.13

                       [ANDRO SOLUTIONS, INC. LETTERHEAD]


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                                                                    EXHIBIT 1.18



                               (VIVUS letterhead)



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